Pressure BioSciences, Inc. Receives $1,780,109 in Full Payment for the Sale of Source Scientific LLC

West Bridgewater, MA, May 31, 2007 Pressure BioSciences, Inc. (NASDAQ: PBIO) ("PBI") today announced that it has received $1,780,109 from Mr. Richard W. Henson and Mr. Bruce A. Sargeant in full payment for the sale of Source Scientific, LLC ("SS LLC" ). Of this amount, $1,201,534 constituted repayment in full of the aggregate principal amount and all accrued interest on promissory notes from Mr. Henson and Mr. Sargeant from their June 2, 2004 purchase of 70% of SS LLC from PBI. The remaining $578,573 was for the purchase of PBI's 30% ownership interest in SS LLC.

In June 2004, PBI transferred certain assets and liabilities of its PBI Source Scientific, Inc. subsidiary to a newly formed limited liability company, SS LLC. At the time of the transfer, PBI owned 100% of the ownership interests of SS LLC. PBI subsequently sold 70% of its ownership interests in SS LLC to Mr. Henson and Mr. Sargeant. Under the purchase agreement, Mr. Henson and Mr. Sargeant executed promissory notes to PBI in the aggregate principal amount of $900,000 (the "Notes" ) payable at the end of three years and bearing 8% interest. Pursuant to the purchase agreement, PBI entered into a call agreement granting Mr. Henson and Mr. Sargeant the right to purchase PBI's remaining 30% ownership interest in SS LLC until May 31, 2007, at an exercise price consisting of an escalating premium (10-50%) over PBI's initial ownership value, provided Mr. Henson and Mr. Sargeant had first paid off the Notes in their entirety.

It was also announced today that SS LLC has entered into a new, working relationship with BIT Analytical Instruments, Inc. ("BIT"), a well known and highly respected contract manufacturer located in Frankfurt, Germany.

Mr. Edward H. Myles, Senior Vice President and CFO of PBI, said: "The closing of this transaction triggered the recognition of a gain which will be reported in the Other Operating, net line item in our Consolidated Statement of Operations. For the past three years, we have accounted for our relationship with Source Scientific LLC in accordance with the provisions of the Securities and Exchange Commission Staff Accounting Bulletin Topic 5E "Accounting for Divestiture of a Subsidiary or Other Business Operation", whereby we recorded losses, but not income, from Source Scientific's operations. The completion of this transaction simplifies our financial statements and strengthens our balance sheet. To that end, we expect to use these additional cash resources to support our recently announced commercialization plan for PCT."

Mr. Richard T. Schumacher, Founder, President, and CEO of PBI, commented: "During the past three years, we have depended on the capabilities and experience of Source Scientific to help in the development of our Pressure Cycling Technology (PCT) product line. BIT Analytical Instruments brings a number of valuable assets to this relationship, including European manufacturing capabilities, an impressive list of current customers worldwide, and financial stability. We look forward to continuing to work with the fine staff of Source Scientific, and with their new colleagues at BIT."

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded, early-stage company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 U.S. and 5 foreign patents covering multiple applications of PCT in the life sciences field, including such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of enzymes, immunodiagnostics, and protein purification.

Forward-Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading "Risk Factors" in the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, in the Company's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2005, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law

Visit us at our website http://www.pressurebiosciences.com

CONTACT:
Pressure BioSciences, Inc.
Investor Contacts:
Richard T. Schumacher, President & CEO
Edward H. Myles, Sr. Vice President of Finance & CFO
(508) 580-1818